EXHIBIT 5.1

June 6, 2011

Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37088

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “Plan”), to be filed by Cracker Barrel Old Country Store, Inc. (the “Company”) with the Securities and Exchange Commission on or about June 6, 2011, under which 1,500,000 shares of the Company's Common Stock $0.01 par value (“Common Stock”) are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Charter and Bylaws and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that the 1,500,000 shares of the Company's Common Stock that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

Very Truly Yours,

/s/ Baker, Donelson, Bearman
Caldwell & Berkowitz, PC

BAKER, DONELSON, BEARMAN
CALDWELL & BERKOWITZ, PC